UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report: November 6, 2014

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 6, 2014, Sumant Sridharan and CafePress Inc. (the “Company”) finalized a transition plan whereby Mr. Sridharan will cease to serve as President of CafePress.com effective as of January 1, 2015.

(e) In connection with Mr. Sridharan’s transition and departure, the Company and Mr. Sridharan have agreed that he will continue as a full-time employee with the Company through January 1, 2015, for which he will receive a retention bonus of $75,000, after which time he will serve as a consultant to the Company. The Company will also pay COBRA premiums for Mr. Sridharan and his dependents for five additional months, if elected by Mr. Sridharan. It is anticipated that Mr. Sridharan will provide consulting services to the Company at a rate of $18,000 per month plus continued vesting in any stock options and Restricted Stock Unit grants previously made to Mr. Sridharan, for a six-month period commencing January 2, 2015, subject to termination or extension on such terms and conditions as may be mutually agreed to by the parties. The foregoing description of the consulting arrangement with Mr. Sridharan is subject to the execution of a consulting agreement to be entered into by the Company and Mr. Sridharan, and shall be qualified in its entirety by reference thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 7, 2014	CafePress Inc.

	By:	/s/ Garett Jackson
Garett Jackson Chief Financial Officer

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